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                                                                    EXHIBIT 3.1a


                                STATE OF ARIZONA

                          ARTICLES OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                           CIRCUIT RESEARCH LABS, INC.

      Circuit Research Labs, Inc., an Arizona corporation (the corporation) hereby adopts the following Article of Amendment to its Articles of Incorporation in accordance with Section 10-061 of the Arizona General Corporation Law.

      FIRST: The name of the corporation is Circuit Research Labs, Inc.

      SECOND: The document attached hereto as Exhibit "A" sets forth the Amendment to the Articles of Incorporation.

      THIRD: The Amendment set forth in Exhibit "A" was adopted by the corporation's shareholders on April 25th, 1988, at the Annual Shareholders Meeting.

      FOURTH: The number of shares of the corporation outstanding at the time of such adoption was 4,885,132 and the number of shares entitled to vote thereon was 4,772,132.

      FIFTH: As of the date of the annual meeting the corporation had only one class of shares; no par value common stock. The number of shares voting in favor of the Amendment was 2,894,965, the number of shares voting against the Amendment was 24,300, and the number of shares abstaining was 7,600. The shares voting in favor of the Amendment constituted a majority of the shares entitled to vote thereon.

      SIXTH: The new Article 11 does not provide for an exchange, reclassification or cancellation of issued shares.

      SEVENTH: The Amendment to the Articles of Incorporation does not effect a change in the amount of stated capital of the corporation.

      IN WITNESS WHEREOF, the undersigned officers of the corporation have executed and acknowledged these Articles of Amendment this 4th day of May, 1988.

                                          CIRCUIT RESEARCH LABS, INC.

                                          By: /s/ Ronald R. Jones
                                              ----------------------------------
                                              President, Ronald R. Jones

                                              /s/ Gary D. Clarkson
                                              ----------------------------------
                                              Secretary, Gary D. Clarkson


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                                    EXHIBIT A

            A new Article 11 was added as follows:

                                   ARTICLE 11

                   "No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided however, that nothing contained herein shall eliminate or limit the liability of a director of the Corporation (1) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law, (3) for authorizing the unlawful payment of a dividend or other distribution of the Corporation's capital stock or the unlawful purchase of its capital stock, (4) for any transaction from which the director derived an improper personal benefit, or (5) for a violation of A.R.S. Section 10-041 titled Director Conflicts of Interest. The limitation of liability provided herein shall continue after a director has ceased to occupy such position.

                   The foregoing provisions of this Article shall be applicable, notwithstanding any amendment or repeal thereof, with respect to any and all acts or omissions occurring prior to the effective date of such amendment or repeal."


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